                                                                                                                                 Exhibit 99.1

News Release

FIS Board Authorizes $2.5 Billion Share Repurchase Plan

JACKSONVILLE, Fla. – May 25, 2010 – FIS™ (NYSE: FIS), one of the world’s largest providers of banking and payments technology, today announced that its Board of Directors has authorized a leveraged recapitalization plan pursuant to which the Company will repurchase up to $2.5 billion of its common stock at a price range of between $29.00 - $31.00 per share of common stock through a modified “Dutch auction” tender offer.  Under this offer, FIS shareholders may tender all or a portion of their common shares within the price range set forth above.  Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range at which the Company can purchase up to $2.5 billion of its common stock or such lesser number of shares as are properly tendered.

Specific instructions and an explanation of the terms and conditions of the proposed tender offer will be described in the Offer to Purchase and related materials that will be distributed to shareholders in the coming weeks.  In addition to this new share repurchase authorization, 13.6 million shares remain available for repurchase under the Company’s existing three-year stock repurchase authorization which was announced in February 2010.

To effect the proposed recapitalization, the Company intends to incur approximately $2.5 billion of incremental debt in the form of additional term loans and long-term bonds and will seek to amend and refinance its existing credit facilities.  The Company expects to complete the refinancing and repurchase of shares in the next eight to ten weeks, subject to FIS’ ability to incur additional debt on satisfactory terms (including obtaining any required amendment or waiver of the Company’s existing credit facilities) and other customary conditions to the completion of the tender offer.

“The recapitalization plan we are announcing today is consistent with our commitment to enhance shareholder value, and represents the culmination of a thorough evaluation of the factors impacting the value of our common stock, our borrowing capacity and significant free cash flow generation," stated FIS Executive Chairman William P. Foley, II.  "Our strong financial position enables us to incur this reasonable amount of additional debt, return value to our shareholders through a substantial share repurchase program and maintain the financial flexibility to continue executing our business plan.  We remain sharply focused on achieving operational excellence and delivering superior service to our clients.”

About FIS

FIS delivers banking and payments technologies to more than 14,000 financial institutions and businesses in over 100 countries worldwide. FIS provides financial institution core processing, and card issuer and transaction processing services, including the NYCE® Network. FIS maintains processing and technology relationships with 40 of the top 50 global banks, including nine of the top 10. FIS is a member of Standard and Poor's (S&P) 500® Index and consistently holds a leading ranking in the annual FinTech 100 rankings. Headquartered in Jacksonville, Fla., FIS employs more than 30,000 on a global basis. FIS is listed on the New York Stock Exchange under the “FIS” ticker symbol. For more information about FIS see www.fisglobal.com.

Additional Information

This news release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to purchase the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its shareholders. Shareholders will be able to obtain free copies of these materials and other documents filed by the Company with the Securities and Exchange Commission when available at www.sec.gov or at the Investors section of the Company’s website at www.fisglobal.com/AboutFIS. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer because they will contain important information about the offer.

Forward-Looking Statements

This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the ability of the Company to incur additional debt and complete the repurchase, changes in general economic, business and political conditions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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For More Information:

Marcia Danzeisen, 904.854.5083 Senior Vice President FIS Global Marketing and Communications marcia.danzeisen@fisglobal.com	Mary Waggoner, 904.854.3282 Senior Vice President FIS Investor Relations mary.waggoner@fisglobal.com